                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                        Louisiana-Pacific Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement  number,
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     1) Amount Previously Paid:
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     4) Date Filed:
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[LOGO]

        LOUISIANA-PACIFIC CORPORATION       Proxy Statement and
        111 S.W. Fifth Avenue               Notice to Stockholders of
        Portland, Oregon 97204              ANNUAL MEETING
        (503) 221-0800                      MAY 6, 1996

                                                                  March 26, 1996

Dear Stockholder:

    On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Louisiana-Pacific Corporation. The meeting will be held on Monday, May 6, 1996, at 9:30 a.m. at The Benson Hotel, 309 S.W. Broadway, Portland, Oregon. Your Board of Directors and I look forward to greeting personally those stockholders able to be present.

    At this year's meeting, in addition to the election of three directors and approval of the appointment of auditors, you will be asked to vote upon approval of performance goals under an executive bonus plan and approval of an employee stock purchase plan. Your Board of Directors unanimously recommends a vote FOR each of these proposals. Action will also be taken on any other matters that are properly presented at the meeting, including three stockholder proposals, which the Board of Directors opposes for the reasons stated in the proxy statement.

    Regardless of the number of shares you own, it is important that they be represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date, and mail the enclosed proxy at your earliest convenience.

    The accompanying proxy statement contains important information about the annual meeting and your corporation. On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

[SIGNATURE]

Mark A. Suwyn
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    On written request, Louisiana-Pacific will provide, without charge, a copy of the Corporation's Form 10-K Report for 1995 filed with the Securities and Exchange Commission (including the financial statements and the schedules thereto and a list briefly describing the exhibits thereto) to any record holder or beneficial owner of the Corporation's common stock on March 14, 1996, the record date for the 1996 Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. The reports will be available for mailing in April 1996. Requests should be sent to: Pamela A. Selis, Director of Corporate Communications, Louisiana-Pacific Corporation, 111 S.W. Fifth Avenue, Portland, Oregon 97204.

                         LOUISIANA-PACIFIC CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 6, 1996

    The Annual Meeting of Stockholders of Louisiana-Pacific Corporation ("L-P") will be held at The Benson Hotel, 309 S.W. Broadway, Portland, Oregon, on Monday, May 6, 1996, at 9:30 a.m., local time, to consider and vote upon the following matters:

    1.  Election of three Class II directors.

    2. Approval of performance goals under a performance-based incentive bonus plan.

    3.  Approval of the 1996 Employee Stock Purchase Plan.

    4. Approval of the appointment of Arthur Andersen LLP, independent public accountants, to examine L-P's financial statements for 1996.

    5. A stockholder's proposal, NOT recommended by management, relating to the classification of the Board of Directors, if properly presented at the meeting.

    6. A stockholder's proposal, NOT recommended by management, relating to personal liability of directors, if properly presented at the meeting.

    7. A stockholder's proposal, NOT recommended by management, relating to compensation and workplace policies.

    Only stockholders of record at the close of business on March 14, 1996, are entitled to notice of and to vote at the meeting.

                                          ANTON C. KIRCHHOF, SECRETARY

Portland, Oregon
March 26, 1996

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN ORDER THAT YOUR STOCK MAY BE VOTED IN ACCORDANCE WITH THE TERMS OF THE PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                PROXY STATEMENT

    Louisiana-Pacific Corporation, a Delaware corporation ("L-P"), is soliciting proxies on behalf of its Board of Directors to be voted at the 1996 Annual Meeting of Stockholders (including any adjournment of the meeting). This proxy statement and the accompanying proxy card are first being sent to stockholders on approximately March 26, 1996.

                                VOTING PROCEDURE

    A proxy card is enclosed for your use. To vote by proxy, please sign, date, and return the proxy card promptly. For your convenience, a return envelope is enclosed, which requires no postage if mailed in the United States.

    You may indicate your voting instructions on the proxy card in the spaces provided. Properly completed proxies will be voted as instructed. If you return a proxy without indicating voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors -- FOR items 1 through 4 listed on the notice of annual meeting and AGAINST the three stockholder proposals listed as items 5, 6, and 7 on the notice of annual meeting.

    If you return a proxy card, you may revoke it (i) by filing either a written notice of revocation or a properly signed proxy bearing a later date with the Secretary of L-P at any time before the meeting, or (ii) by voting in person at the annual meeting.

    If you participate in the Automatic Dividend Reinvestment Plan offered by First Chicago Trust Company of New York, all the shares held for your account in the plan will be voted in the same manner as shares you vote by proxy. If you do not vote by proxy, the shares held for your account under the plan will not be voted.

    Only stockholders of record at the close of business on March 14, 1996, are entitled to receive notice of the annual meeting and to vote at the meeting. At the record date, there were 108,584,031 shares of common stock, $1 par value ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon. A majority of the outstanding shares of Common Stock represented at the meeting will constitute a quorum. Additional information concerning holders of outstanding Common Stock may be found under the heading "Holders of Common Stock" below. Only stockholders and their proxies are entitled to attend the annual meeting.

    The Board of Directors has adopted a confidential voting policy which provides that the voting instructions of stockholders are not to be disclosed to L-P except (i) in the case of communications intended for management, (ii) in the event of certain contested matters, or (iii) as required by law. Votes will be tabulated by independent tabulators and summaries of the tabulation will be provided to management.

                        ITEM 1 -- ELECTION OF DIRECTORS

RECENT DEVELOPMENTS

    As previously reported, in July 1995, three directors and executive officers of L-P, Harry A. Merlo, James Eisses, and Ronald L. Paul, resigned from their positions with L-P. Donald R. Kayser, a director and former executive officer of L-P, agreed to serve as Chairman and Chief Executive Officer on an interim basis, a position he held until Mark A. Suwyn became Chairman and Chief Executive Officer on January 2, 1996. Also in July 1995, Lee C. Simpson, a former director and executive officer, agreed to return as a director and as interim President and Chief Operating Officer, a position he held until March 15, 1996.

    Securities and Exchange Commission rules specify the items of information that must appear in this proxy statement, including certain information concerning former officers and directors. In reviewing the remainder of this proxy statement, stockholders should bear in mind that the information presented reflects not only the current management and Board of Directors of L-P, but also reflects the former management and the effects of the recent changes in L-P's Board of Directors and executive officers.

NOMINEES

    Two of the nominees for the board positions to be voted on at the meeting are now members of the Board of Directors and the third nominee, Mr. Flaherty, is proposed to fill a vacancy on the board of directors. The term of office for the positions to be voted on will expire at the Annual Meeting of Stockholders in 1999. The nominees are:

PIERRE S. DU PONT                                 NOMINEE FOR TERM EXPIRING 1999

    Pierre S. du Pont, age 61, has been a director since August 1991. He is a partner in the Wilmington, Delaware, law firm of Richards, Layton & Finger. He is a former governor of Delaware and a former member of the United States House of Representatives. Gov. du Pont is also a director of Northwestern Mutual Life Insurance Co. and Whitman Corporation.

WILLIAM E. FLAHERTY                               NOMINEE FOR TERM EXPIRING 1999

    William E. Flaherty, age 63, was nominated by the Board of Directors in March 1996 to fill a vacancy on the Board. Mr. Flaherty is Chairman of the Board and a director of Horsehead Resource Development Co., Inc., Horsehead Industries, Inc., Great Lakes Labor Corporation, and Zina Corporation of America.

DONALD R. KAYSER                                  NOMINEE FOR TERM EXPIRING 1999

    Donald R. Kayser, age 65, served as interim Chairman and Chief Executive Officer of L-P from July 28, 1995, to January 2, 1996. At present, he serves as a consultant to L-P, a position expected to continue through April 1996. Mr. Kayser retired from his position as Executive Vice President and Chief Financial Officer of Morrison Knudsen Corporation in 1990. He was Senior Vice President and Chief Financial Officer of Allied Signal Inc., until July 1988. Mr. Kayser was an executive officer of L-P until 1982 and has been a director of L-P since 1972. Mr. Kayser is also a director of Guy F. Atkinson Company of California.

    YOUR SHARES REPRESENTED BY A PROPERLY COMPLETED AND RETURNED PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES UNLESS AUTHORITY TO VOTE IS WITHHELD. If any of the nominees becomes unavailable to serve (which is not anticipated), your proxy will be voted for a substitute nominee designated by the Board of Directors.

    The three nominees receiving the highest total number of votes will be elected. Shares not voted for the election of directors, whether because authority to vote is withheld, because the record holder failed to return a proxy, because the broker holding the shares did not vote on such issue or otherwise, will not count in determining the total number of votes for each nominee.

CONTINUING DIRECTORS

    The other current members of the Board of Directors, whose terms of office will continue beyond the 1996 Annual Meeting of Stockholders, are:

BONNIE GUITON HILL                                     CURRENT TERM EXPIRES 1997

    Bonnie Guiton Hill, age 54, has been a director of L-P since 1993. Ms. Hill has been Dean of the McIntire School of Commerce at the University of Virginia since July 1992. From February 1991 to July 1992, she was Secretary of the California State and Consumer Services Agency. From September 1990 to February 1991, Ms. Hill was President of Earth Conservation Corp., a nonprofit organization. From April 1989 to September 1990, she was Director of the United States Office of Consumer Affairs and Special Advisor to the President for Consumer Affairs. Prior to that time, she served as Assistant Secretary for Vocational and Adult Education in the United States Department of Education. Ms. Hill is also a director of AK Steel Corporation, Crestar Financial Services, Hershey Foods Corporation, and Niagara Mohawk Power Corporation.

FRANCINE I. NEFF                                       CURRENT TERM EXPIRES 1997

    Francine I. Neff, age 70, has served as a director of L-P since 1984. She is Vice President of Nets, Inc., a private investment corporation. Mrs. Neff is also a director of Hershey Foods Corporation and D.R. Horton, Inc. and serves on the advisory board of E-Systems, Inc. She was formerly Treasurer of the United States and National Director of the U.S. Savings Bonds Division.

LEE C. SIMPSON                                         CURRENT TERM EXPIRES 1998

    Lee C. Simpson, age 61, became President and Chief Operating Officer of L-P on an interim basis (a position he held until March 1996) and was elected to fill a vacancy on the Board of Directors in July 1995. He was previously an executive officer of L-P from 1972 until his retirement in 1991, and he served as a director of L-P from 1972 until 1993. Mr. Simpson's son, Robert M. Simpson, became general manager of L-P's Western Division in 1992, a position he held until January 1996.

MARK A. SUWYN                                          CURRENT TERM EXPIRES 1997

    Mark A. Suwyn, age 53, became Chairman and Chief Executive Officer of L-P, and was elected to fill a vacancy on its Board of Directors effective January 2, 1996. Mr. Suwyn was Executive Vice President of International Paper Company from 1992 through 1995. Previously, he was Senior Vice President of E.I. du Pont de Nemours & Co.

CHARLES E. YEAGER                                      CURRENT TERM EXPIRES 1998

    Charles E. Yeager, age 73, is a retired Brigadier General, United States Air Force. Gen. Yeager has been a director of L-P since 1984.

BOARD AND COMMITTEE MEETINGS

    During 1995, the Board of Directors held four regular quarterly meetings and eleven special meetings, seven of which were telephone conference meetings. Each director attended at least 75 percent of the total number of the meetings of the board and the meetings held by all committees of the board on which he or she served during 1995.

AUDIT COMMITTEE

    The Board of Directors has an Audit Committee presently consisting of Mrs. Neff, Chairman, Gov. du Pont, Ms. Hill, Mr. Kayser, and Gen. Yeager. During 1995, the Audit Committee held two meetings, one of which was a telephone conference meeting. The Audit Committee reviews and reports to the board with respect to various auditing and accounting matters, including the selection of independent public accountants for L-P, the scope of audit procedures, the services to be performed by and the fees to be paid to L-P's independent public accountants, the performance of such accountants and of L-P's internal auditors, and the accounting practices of L-P.

COMPENSATION COMMITTEE -- INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors has a Compensation Committee consisting of the following directors: Gov. du Pont, Chairman, Ms. Hill, Mr. Kayser, Mrs. Neff, and Gen. Yeager. Mr. Kayser was an executive officer of L-P until 1982 and for a portion of 1995 during which time he was not a member of the Compensation Committee.

    The Compensation Committee held three meetings during 1995, one of which was a telephone conference meeting. The Compensation Committee's functions are to make awards under and to administer L-P's Key Employee Restricted Stock Plan, to administer L-P's 1984 and 1991 Employee Stock Option Plans with respect to the participation of employees who are officers or directors of L-P, including the granting of stock options to those employees, and to consider and make recommendations to the board regarding all other forms of compensation for L-P's executive officers, including salaries and bonuses.

    During 1995, L-P paid $309,870 to the law firm of Richards, Layton & Finger (in which Gov. du Pont is a partner) for legal services, including an advance of legal expenses incurred by the individual directors of L-P (other than Messrs. Suwyn and Simpson), who were named as defendants in derivative lawsuits filed by stockholders of L-P. The lawsuits seek damages for alleged mismanagement and breach of fiduciary duties related to various other legal proceedings now pending against L-P.

    Information concerning executive compensation is set forth below under the caption "Executive Compensation."

ENVIRONMENTAL AFFAIRS COMMITTEE

    The Board of Directors has an Environmental Affairs Committee, consisting of Ms. Hill, Chairman, Gov. du Pont, Mr. Kayser, Mrs. Neff, and Gen. Yeager. The Environmental Affairs Committee, which met four times during 1995, is responsible for reviewing the effectiveness of L-P's environmental compliance program.

NOMINATING COMMITTEE; NOMINATIONS FOR DIRECTOR

    The Board of Directors has a Nominating Committee consisting of members Gen. Yeager, Chairman, Gov. du Pont, Ms. Hill, Mr. Kayser, Mr. Suwyn, and Mrs. Neff. During 1995, the Nominating Committee held one meeting. The Nominating Committee is authorized to establish procedures for selecting and evaluating potential nominees for director and to recommend to the Board of Directors criteria for membership on the Board of Directors, policies on the size and composition of the board, candidates for director, and the composition of board committees. It will consider stockholders' recommendations concerning nominees for director. Any such recommendation, including the name and qualifications of a nominee, may be submitted to L-P to the attention of the Chairman of the Nominating Committee.

    L-P's bylaws provide that nominations for election to the Board of Directors may be made by the board or by any stockholder entitled to vote for the election of directors. Notice of a stockholder's intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Chairman of the corporation and must include the name and address of the stockholder and each proposed nominee, a representation that the stockholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of any arrangements or understandings pursuant to which the nominations are to be made, the consent of each proposed nominee to serve as a director if elected, and such other information regarding each nominee as would be required to be included in L-P's proxy statement had the person been nominated by the Board of Directors. With respect to an election to be held at an annual meeting of stockholders, such notice must be given at least 60 days in advance of the meeting or, if the meeting is held on a date other than the first Friday in May, within 10 days after the first public disclosure of the meeting date.

            ITEM 2 -- APPROVAL OF PERFORMANCE GOALS UNDER BONUS PLAN

    Under Section 162(m) of the Internal Revenue Code (the "Code"), certain performance-based compensation which is approved by stockholders is not subject to the $1 million limit on deductibility applicable to certain other compensation. As described under "Executive Compensation -- Agreements with Executive Officers," the employment agreement entered into between L-P and Mark
A. Suwyn provides that Mr. Suwyn will be eligible to receive a cash performance bonus for 1996 and subsequent years. The Compensation Committee has adopted, subject to stockholder approval of performance goals, a performance-based incentive bonus plan under which the amount of bonus paid to Mr. Suwyn will depend upon the extent to which certain performance goals are met.

    Performance goals will be in two general categories -- strategic performance goals and financial performance goals. The business criteria on which strategic performance goals are based may include goals related to success in developing and implementing strategic plans, management plans or systems (such as quality management plans, budgeting systems, or other internal controls), success in filling board or executive positions or reorganizing reporting relationships, or success in resolving legal proceedings. The business criteria on which financial performance goals will be based may include the degree to which L-P achieves one or more measures related to earnings, profitability, efficiency, or return to stockholders. Such measures may be based on earnings, earnings per share, and operating profit, stock price, costs of production or overhead, or other measures (for L-P as a whole or for various divisions or units of L-P) expressed as absolute amounts or as ratios or percentages of other amounts. Success may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies.

    The specific performance targets and the formulas used to calculate the amount of bonus will be determined by the Compensation Committee of the Board of Directors within the first 90 days of the period for which a bonus is to be paid. At present, it is anticipated that performance goals and formulas will be established annually.

    Because the bonuses are payable pursuant to Mr. Suwyn's employment agreement, he is the only person eligible to receive a bonus under the plan. In March 1996, the Compensation Committee approved a bonus award, subject to stockholder approval, for Mr. Suwyn pursuant to which he will receive a bonus of $400,000 if goals related to election of new non-employee directors and executive officers and approval of a new strategic plan for L-P are met; in addition, Mr. Suwyn may receive up to an additional $100,000 if goals related to resolution of legal proceedings, implementation of quality management plans, and profitability are satisfied. Bonuses in subsequent years will be at least equal to 70 percent of his base salary. In no event will the performance bonus under the plan for any year exceed $1 million. Higher or lower bonuses may be paid upon achievement of specified greater or lesser goals than the targeted goals or upon attainment of a greater or lesser number of goals at targeted levels.

    In order to have the benefit of a federal income tax deduction for amounts which may be paid to Mr. Suwyn, the Board of Directors of L-P is asking stockholders to approve the terms of the performance goals as outlined above, which will be used by the Compensation Committee as a basis for specific bonus awards. In the event stockholders do not approve the terms of the performance goals, the plan would not be implemented, and the Compensation Committee would consider other methods of providing appropriate compensation to Mr. Suwyn, but he would not be entitled to an automatic bonus.

    Approval of the terms of the performance goals under the performance-based incentive bonus plan will require the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on such approval. Shares of Common Stock for which a proxy is returned but which are not voted for approval of the performance goals (by voting against the proposal, by abstaining, or because a broker or nominee holding the shares did not vote on such issue) will all have the effect of voting against the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVAL OF THE TERMS OF THE PERFORMANCE GOALS UNDER THE PLAN.

            ITEM 3 -- APPROVAL OF 1996 EMPLOYEE STOCK PURCHASE PLAN

BACKGROUND

    On March 20, 1996, the Board of Directors adopted, subject to stockholder approval, the Louisiana-Pacific Corporation 1996 Employee Stock Purchase Plan (the "Purchase Plan"), covering a maximum of 1,500,000 shares of Common Stock. The Purchase Plan allows all employees of L-P and certain of its subsidiaries the opportunity to subscribe for shares of Common Stock on an installment basis through payroll deductions. Approximately 13,000 employees are eligible to participate in the Purchase Plan. L-P has offered similar plans to its employees for many years.

    The Purchase Plan provides for two separate offering and purchase periods. It is anticipated that 750,000 shares will be offered for subscription during each offering period. The first offering period will commence on September 1, 1996, and end on September 30, 1996. The first purchase period (the period during which payroll deductions are made to pay for the shares subscribed for during the first offering period) will end September 30, 1998. The second offering period will commence on September 1, 1997, and will end on September 30, 1997. The second purchase period will end September 30, 1999.

TERMS OF THE PURCHASE PLAN

    The subscription price per share for  each purchase period is the lesser  of
(i) 85 percent of the mean between the high and low sale prices for shares of Common Stock reported on the New York Stock Exchange -- Composite Transactions on the day before the offering period commences and (ii) the mean between the high and low sale prices so reported on the date the purchase period ends, or on any earlier date of purchase provided for in the Purchase Plan. The mean between the high and low sale prices for Common Stock reported on the New York Stock Exchange -- Composite Transactions on March 14, 1996, was $24.50 per share.

    The number of shares that may be subscribed in each offering period is limited in relation to the monthly compensation of each employee, up to a maximum equal to the number of shares which can be purchased with $21,240. The number of shares subscribed and the purchase price per share is subject to adjustment in the event of future stock dividends, stock splits or certain other capital adjustments.

    An employee may terminate a subscription at any time before the full purchase price for the subscribed shares has been paid and be refunded the full amount withheld, plus interest, at the rate of 6 1/4 percent per annum. An employee may also reduce the number of subscribed shares and (i) receive a refund of the amount withheld which is in excess of the amount which would have been withheld if his subscription had been for the reduced number of shares, plus interest on the refund at the rate of 6 1/4 percent per annum or (ii) have the excess applied to reduce the amount of future installments of the purchase price.

    An employee whose employment is terminated for any reason other than retirement, disability, or death (or the personal representative of an employee who dies after such termination) may, at his election, be refunded the full amount withheld, plus interest, at the rate of 6 1/4 percent per annum, or receive the whole number of shares which could be purchased at the purchase price with such amount, together with a cash refund of any balance. An employee who retires or is permanently disabled (or the personal representative of an employee who dies while employed, retired, or disabled) at any time before the full purchase price of the subscribed shares has been paid has the rights described above and, in addition, may prepay the entire unpaid balance for the subscribed shares and receive such shares. Any such election must be made within three months following any termination of employment and prior to the end of the respective purchase period.

    A copy of the Purchase Plan is attached as Exhibit A and is incorporated herein by reference.

U.S. FEDERAL INCOME TAX ASPECTS

    For purposes of U.S. federal income taxation, an employee who is continuously employed by L-P or a subsidiary during the period beginning on the offering date and ending three months before the date on which the amount of his payments is no longer subject to withdrawal, and who makes no disposition of the shares within one year after the date of transfer of the shares to him or within two years after the offering date, will not receive any taxable income upon his subscription or when he completes payment for or receives delivery of the shares. Under these circumstances, there will be no tax effect to L-P (it will not be entitled to any deduction from income by reason of the employee's subscription or purchase). Any gain which may be recognized by the employee on the ultimate disposition of the shares will be treated as ordinary income in an amount equal to the lesser of (i) the amount of the gain or (ii) the difference between the maximum purchase price and the market price of Common Stock on the day preceding commencement of the offering. Gain in excess of such amount or any loss on disposition will be treated as capital gain or loss.

    An earlier disposition of the shares will result in any excess of the fair market value of the shares at the time of purchase over the purchase price being treated as compensation taxable to the employee at ordinary income tax rates in the year in which the disposition occurs, in which event L-P will be entitled to a corresponding deduction from income.

STOCKHOLDER APPROVAL

    In order to meet federal income tax requirements, the Purchase Plan must be approved by stockholders within 12 months after the date of its adoption by the Board of Directors. Approval of the Purchase Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on such approval at a meeting of stockholders. Shares of Common Stock for which a proxy is returned but which are not voted for approval of the Purchase Plan (by voting against the Purchase Plan, by abstaining, or because a broker or other nominee holding the shares did not vote on such issue) will all have the effect of voting against the Purchase Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE PURCHASE PLAN.

                      ITEM 4 -- APPROVAL OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to examine the financial statements of L-P for 1996. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of the stockholders, the board has decided to ask the stockholders to approve the appointment. If the stockholders do not approve such appointment, the board will reconsider the appointment.

    L-P expects representatives of Arthur Andersen LLP to be present at the annual meeting and to be available to respond to appropriate questions from stockholders. The accountants will have the opportunity to make a statement at the annual meeting if they desire to do so.

    Approval of the appointment of the accountants will require the affirmative vote of a majority of the total votes cast on this issue at the meeting. Shares that are not represented at the meeting, shares that abstain from voting on this issue, and shares not voted on this issue by brokers or nominees will not be counted as voted for purposes of computing a majority.

                         ITEM 5 -- STOCKHOLDER PROPOSAL
               CONCERNING DECLASSIFICATION OF BOARD OF DIRECTORS

    The following proposal, NOT recommended by management, has been submitted for inclusion in the proxy statement and action at the annual meeting by the Amalgamated Bank of New York, LongView Collective Investment Fund, 11-15 Union Square, New York, New York 10003:

    "RESOLVED: The stockholders of Louisiana-Pacific Corporation request that the Board of Directors take the necessary steps in accordance with Delaware state law to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

SUPPORTING STATEMENT SUBMITTED BY STOCKHOLDER

    "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of our Company and its stockholders.

    "The Board of Directors of Louisiana-Pacific is divided into three classes serving staggered, three-year terms. We believe that the Company's classified Board of Directors maintains the incumbency of the current Board, and therefore of current management, which in turn limits the Board's accountability to stockholders.

    "The elimination of Louisiana-Pacific's classified Board would require each director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. We believe this is one of the best methods available to stockholders to ensure that the company will be managed in a manner that is in the best interest of stockholders.

    "Over 38% of the stockholders voted for this proposal last year. We believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders are unfounded. In our view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

                   "WE URGE YOU TO VOTE FOR THIS RESOLUTION!"

RECOMMENDATION OF BOARD OF DIRECTORS ON STOCKHOLDER PROPOSAL 5

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

    The Board of Directors plays an important role in overseeing the direction of L-P. With a company as diverse as L-P, it takes time to become acquainted with the various elements of its businesses. A classified Board of Directors will ordinarily result in approximately two-thirds of the directors having at least one year of experience as a director of L-P. The board believes this experience and continuity is critical to ensure that stockholders have knowledgeable oversight provided by their elected directors.

    At the same time, a classified Board of Directors does not hinder stockholders from voting for or against directors when they are up for reelection. In fact, no nominee has received less than 95 percent of the votes cast in the election of directors in the last five years. Since the vast majority of stockholders have consistently voiced their support of the nominees, there is little reason for stockholders to vote more frequently for each director.

    A virtually identical proposal was voted down by the stockholders at last year's annual meeting. This suggests that a majority of L-P's stockholders support the benefits which result from having a classified Board of Directors.

    FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL IN ITEM 5.

    Approval of this stockholder proposal will require the affirmative vote of a majority of the total votes cast on this item at the meeting. Shares that are not represented at the meeting, shares that abstain from voting on this item, and shares not voted on this item by brokers or nominees will not be counted for purposes of computing a majority.

                         ITEM 6 -- STOCKHOLDER PROPOSAL
                         CONCERNING DIRECTOR LIABILITY

    The following proposal, NOT recommended by management, has been submitted for inclusion in the proxy statement and action at the annual meeting by the National Automatic Sprinkler Industry Pension Fund, 8000 Corporate Drive, Landover, Maryland 20785:

    "RESOLVED: The shareholders of Louisiana-Pacific Corporation ("Company") urge the Board of Directors to take such action as is necessary to provide for director liability for acts or omissions that constitute a breach of fiduciary duty of care resulting from a director's gross negligence and/or reckless neglect."

SUPPORTING STATEMENT SUBMITTED BY STOCKHOLDER

    "As a result of litigation recently filed against the Company, the Company has been exposed to huge potential liabilities. The Company must defend itself against at least six shareholder lawsuits alleging securities fraud, numerous product liability lawsuits and a June 15, 1995 federal criminal indictment against Louisiana-Pacific and two of its employees on 56 counts, including mail and wire fraud. The indictment relates to alleged falsification of air emissions information and the conveyance of "non-representative" product samples to the American Plywood Association.

    "Environmental penalties and product liability claims may cost our Company and its shareholders hundreds of millions of dollars, including a recent product liability settlement. Continuing legal challenges raise the likelihood of further financial losses for Company shareholders. The financial impact from lost consumer confidence is incalculable.

    "In determining the root cause of these problems, the performance of the Board of Directors must be scrutinized, for it is the responsibility of that body to direct and monitor the conduct of our Company's management. The goal of this proposal is to strengthen the oversight function of the Board of Directors. Our Company's Articles of Incorporation currently contain a provision exempting corporate directors from any personal liability for monetary damages resulting from a breach of fiduciary duty of care. As a result, a director or an entire board can commit acts of gross negligence and/or reckless neglect without incurring any personal liability. We strongly believe that raising the standard of care for directors will improve the long-term shareholder value by producing a more diligent Board of Directors.

    "Proponents of exempting directors from personal liability for breaches of duty of care claim that without such an exemption, it would be difficult to convince qualified persons to serve on corporate boards. We question the competency of directors who lack confidence in their abilities to avoid committing acts or omissions that constitute gross negligence and/or reckless neglect. We believe the appropriate balance between the need to attract qualified directors and the need to have a board that diligently performs its oversight function is to continue the exemption of liability for simple negligence, but remove the exemption from gross negligence and/or reckless neglect.

    "The law does NOT equate bad business judgment with negligence. Negligence only occurs if actions fail the test of prudence or responsibility. Thus, the courts do not second guess individual decisions. Rather the analysis is on the prudence of the decision making process undertaken. We strongly believe that holding directors personally liable for gross negligence and/or reckless neglect will be a powerful tool in restoring public, investor and customer confidence in our Company."

RECOMMENDATION OF BOARD OF DIRECTORS ON STOCKHOLDER PROPOSAL 6

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

    The present provisions of L-P's Certificate of Incorporation limiting directors' personal liability were approved by the affirmative vote of more than 97 percent of the stockholders voting at the Annual Meeting of Stockholders held in 1987. At that time, the board stated that the primary purpose for the provision "is to assure L-P's continued ability to attract and retain individuals of the highest quality and ability to serve as directors." The board also stated that effective corporate governance is hampered when directors are subject to the risk of lawsuits "second-guessing" the prudence of the directors' business judgments made in good faith. Also, the board stated its belief that "the diligence and care exercised by directors stem primarily from their desire to act in the best interests of L-P and its stockholders and not from a fear of monetary damage awards." The board believes that these reasons are equally applicable today.

    The frequency with which litigation is brought against corporate directors, the considerable expense involved in defending any lawsuit (including a lawsuit without merit), and the inherent uncertainties with respect to the outcome of any litigation, all combine to make the question of personal liability a very real concern for corporate directors. The board believes that stockholders are better served by a Board of Directors who are free to exercise their business judgment than by a Board of Directors whose principal concern is their own personal liability. The provisions of L-P's Certificate of Incorporation do not permit the elimination or limitation of liability of directors for breaches of the duty of loyalty to the corporation (for example, liability for impermissible self-dealing).

    The fact that L-P is currently facing a number of serious lawsuits does not diminish the validity of these reasons for providing directors with protection against personal liability. The unimpeded judgment of directors is critical to dealing with complex litigation.

    FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL IN ITEM 6.

    Approval of this stockholder proposal will require the affirmative vote of a majority of the total votes cast on this item at the meeting. Shares that are not represented at the meeting, shares that abstain from voting on this item, and shares not voted on this item by brokers or nominees will not be counted for purposes of computing a majority.

                         ITEM 7 -- STOCKHOLDER PROPOSAL
                CONCERNING COMPENSATION AND WORKPLACE PRACTICES

    The following for proposal, NOT recommended by management, has been submitted for inclusion in the proxy statement for action at the annual meeting by Vincent N. Icardo, Post Office Box 135, Tuolumne, California 95379:

    "RESOLVED: The shareholders of Louisiana-Pacific Corporation ("Company") urge the Board of Directors of the Company to adopt executive compensation policies that emphasize and reward executives for creating a "high performance workplace" that places a priority on achieving continuous improvement in productivity, quality and service through employee involvement in decision-making, employee compensation linked to performance, and a strong commitment to training."

SUPPORTING STATEMENT SUBMITTED BY STOCKHOLDER

    "In 1993,  the U.S.  Department of  Labor completed  an extensive  study  of workplace practices that contributed to consistent, long-term gains in competitiveness and firm value across several industries. The Department of Labor's Office of the American Workplace reviewed available studies on the issue and consistently found three factors -- employee involvement in decision making, employee compensation linked to performance and a strong commitment to training -- contributed to long-term gains in productivity, quality and service, which in turn led to increased competitiveness and rising shareholder value. In 1994, the California Public Employee Retirement System ("CalPERS"), a $95 billion pension fund and major institutional shareholder, began evaluating the extent to which the companies in its investment portfolio have implemented these high performance workplace practices. I believe investors are increasingly moving away from emphasis on quarterly profits and toward a more sophisticated evaluation of factor such as high performance workplace practices that are at the core of a company's competitiveness.

    "Harry  Merlo,  the  long-time   and  now  retired   Chairman  and  CEO   of
Louisiana-Pacific, has received tens of millions of dollars in executive compensation. His legacy is a Company with a severely damaged reputation and huge potential liabilities resulting from a torrent of product liability lawsuits, securities fraud lawsuits, environmental fines and a 56 count criminal indictment alleging managers falsified air emissions reports, falsified the quality of product samples and committed mail and wire fraud. These suits suggest executives have done a poor job of creating production and work systems that result in high quality products and compliance with pollution discharge laws. As a long-time Company shareholder, I believe these types of problems do not simply arise in the ordinary course of business; they are deep, structural flaws in the executive compensation system and the production and work system.

    "I think executives and facility managers will only change their behavior when they are motivated by concrete economic incentives. Accordingly, I believe our Board would be furthering the interests of Louisiana-Pacific and its shareholders if executive compensation policies were adopted that placed a priority on achieving continuous improvement in productivity, quality and service through employee involvement in decision-making, employee compensation linked to performance, and a strong commitment to training.

    "Shareholders need to be vigilant that CEO's are compensated at appropriate levels for long-term performance and do not reap excessive rewards for cutting costs by illegally polluting the environment and knowingly producing substandard product. This proposal is a challenge to our Board of Directors and new CEO to lead our Company out of its woes by taking decisive, concrete steps to change to incentive system that lead to criminal indictments and huge potential legal liabilities."

RECOMMENDATION OF BOARD OF DIRECTORS ON STOCKHOLDER PROPOSAL 7

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL IN
ITEM 7.

    In the case of this stockholder proposal, L-P and its Board of Directors believe it is particularly important to inform stockholders that, as with all stockholder proposals, the views expressed are those of the proponent and neither L-P nor its Board of Directors takes any responsibility for the statements of the proponent.

    Although the proposal nominally relates to executive compensation practices, the clear intent of the proposal is to cause changes in L-P's ordinary business operations relating to product quality, employee involvement in decision making, compensation of non-executive employees, and employee training, issues which the board believes are better left to the discretion of management and the Board of Directors, rather than stockholders.

    The proposal is so vague and combines so many different thoughts into a single proposal that the board believes it is impossible for stockholders to understand how it would be implemented.

    The proposal contains a number of statements that imply that certain individuals have engaged in illegal activities and/or are responsible for the commission of illegal acts by L-P. The board believes that these statements improperly impugn character, integrity, and personal reputation and make charges concerning improper conduct without factual foundation.

    FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL IN ITEM 7.

    Approval of this stockholder proposal will require the affirmative vote of a majority of the total votes cast on this item at the meeting. Shares that are not represented at the meeting, shares that abstain from voting on this item, and shares not voted on this item by brokers or nominees will not be counted for purposes of computing a majority.

                                 OTHER BUSINESS

    At the time this proxy statement was printed, management knew of no matters other than the items of business listed in the Notice of Annual Meeting of Stockholders which might be presented for stockholder action at the meeting. If any matters other than such listed items properly come before the meeting, the proxies named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment.

                            HOLDERS OF COMMON STOCK

    The following table summarizes the beneficial ownership of Common Stock of the directors, nominees, executive officers, and former executive officers of L-P and of each person or group known to L-P to own beneficially more than 5 percent of the outstanding shares of Common Stock:

                                                                                  COMMON STOCK
                                                                               BENEFICIALLY OWNED      APPROXIMATE
                                                                                 AS OF MARCH 14,       PERCENT OF
NAME                                                                                 1996(1)              CLASS
----------------------------------------------------------------------------  ---------------------  ---------------
Pierre S. du Pont(4)........................................................          20,000                   --
James Eisses(3).............................................................         129,241                  0.1%
William E. Flaherty.........................................................             -0-                   --
Stephen R. Grant............................................................             -0-                   --
Bonnie Guiton Hill(4).......................................................          27,300                   --
Donald R. Kayser(3,4).......................................................          62,597                   --
J. Keith Matheney(3,4)......................................................          21,598                   --
Harry A. Merlo(5)...........................................................       1,373,837                  1.3%
Francine I. Neff(4).........................................................          19,334                   --
Ronald L. Paul..............................................................             -0-                   --
Lee C. Simpson(3)...........................................................          21,243                   --
Robert M. Simpson(3)........................................................           4,520                   --
Mark A. Suwyn(6)............................................................         153,000                  0.1%
Charles E. Yeager(4)........................................................          10,400                   --
All current directors and executive officers
 as a group (17 persons)(2,3,4).............................................         571,186                  0.5%
Louisiana-Pacific Hourly Employee
 Stock Ownership Trust(2)...................................................       3,607,288                  3.3%
Louisiana-Pacific Salaried Employee
 Stock Ownership Trust(2)...................................................       2,117,184                  2.0%

------------------------
(1) Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set forth opposite their respective names.

(2) One of the trustees of the L-P Hourly and Salaried Employee Stock Ownership Trusts (111 S.W. Fifth Avenue, Portland, Oregon 97204), is an executive officer of L-P who, in such capacity, shares voting power with respect to, and thus is considered to beneficially own, 5,724,472 shares (5.3%) of the outstanding Common Stock held in such trusts, including 2,503 shares beneficially owned by officers of L-P. These represent shares held by the trusts as to which the trustees together have sole voting power -- generally, shares which have not been allocated to individual employee accounts.

(3) Includes shares held by the L-P Salaried Employee Stock Ownership Trust and beneficially owned by the following officers: Mr. Eisses, 9,200 shares; Mr. Kayser, 1,093 shares; Mr. Matheney, 6,014 shares, Mr. Lee C. Simpson, 1,093 shares; Mr. Robert M. Simpson, 4,320 shares; and all current executive officers as a group, 56,988 shares

(4) Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after March 14, 1996, as follows: Gov. du Pont, 18,500 shares; Ms. Hill, 27,000 shares; Mr. Kayser, 27,000 shares; Mr. Matheney, 10,800 shares; Mrs. Neff, 18,000 shares; Gen. Yeager, 9,000 shares; and all current executive officers as a group, 123,800 shares.

(5) Includes 229,300 shares held by the Harry A. Merlo Foundation, Inc., of which Mr. Merlo is a director.

(6) Includes 150,000 shares of unvested restricted stock which Mr. Suwyn has the power to vote.

                             EXECUTIVE COMPENSATION

    The following material summarizes L-P's executive compensation in the format required by applicable regulations of the Securities and Exchange Commission. In accordance with those regulations, the material under the captions "Compensation Committee Report" and "Performance Graph" is not to be deemed "soliciting material" or "filed."

COMPENSATION COMMITTEE REPORT

    To the stockholders of Louisiana-Pacific Corporation:

    The Compensation Committee of the Board of Directors has overall responsibility for compensation decisions affecting the company's senior executive officer group and administers L-P's restricted stock plan and, with respect to employees who are officers or directors of L-P, its stock option plans. Decisions on salary and bonuses for divisional general managers are the responsibility of the senior executive officers.

    Periodically the Compensation Committee conducts a review of L-P's executive compensation program. This review includes analyzing data comparing the competitiveness of L-P's executive compensation with comparable corporations, based on corporate performance, stock price appreciation over time, and total return to stockholders over time. The comparable corporations include six companies in the Standard and Poor's Paper and Forest Products Index (excluding those which are primarily paper companies) plus one other forest products company similar in size to L-P. There is no fixed policy governing the relationship of L-P's compensation practices to the other comparable corporations.

    The Compensation Committee believes that corporate performance includes, in addition to stock market and financial performance, such factors as the quality of L-P's products and services; providing innovative, environmentally-friendly, and affordable building products to homebuilders; monitoring and improving L-P's environmental performance; and maintaining equitable opportunity for L-P's employees. The Compensation Committee, therefore, also takes these factors into account in making compensation decisions. Although return on equity and return to stockholders are generally given significant attention, there is no particular ranking or weighting given to the various elements of corporate performance. The Compensation Committee also bases compensation decisions on individual performance as well as corporate results.

    The Compensation Committee also realizes that corporations need to be competitive in compensation in order to attract and retain qualified executives. To the extent consistent with its goal of maintaining a fair and competitive compensation package, the Compensation Committee attempts to structure L-P's executive compensation to be deductible for income tax purposes by complying with applicable tax requirements, including limits on deductibility of certain types of compensation. An example is this year's submission for approval by the stockholders of performance goals for certain executive bonuses. The Compensation Committee also recognizes that, in some cases, elements of compensation for senior executives may not be deductible.

    A principal aim of L-P's compensation policy is to connect the interests of its executives with corporate performance and increases in stockholder value over time. Two vehicles which have been used in prior years to meet these objectives are (i) stock options, the value of which is tied to the price performance of L-P Common Stock, and (ii) restricted stock performance awards, under which the ultimate issuance of stock to the executives is contingent upon attainment of specified annual return on equity goals. In addition, the provision of retirement benefits through an employee stock ownership trust ("ESOT"), including deferred compensation in lieu of ESOT contributions, rather than a defined benefit pension plan ties the retirement income of executives closely to the long-term performance of L-P Common Stock.

    During 1995, significant changes occurred in L-P's executive management. L-P's three top executive officers submitted their resignations in July 1995, and two former executive officers of L-P were asked to fill the positions of Chairman and Chief Executive Officer and President and Chief Operating Officer on an interim basis. Decisions on executive compensation in 1995 were largely focused on the issues raised by these changes in personnel.

    In late 1994, the Compensation Committee determined to leave 1995 base salary levels for L-P's chief executive officer and other two most senior executive officers unchanged from 1994 levels. This decision was based on the substantial increases approved in executive base salaries for 1994 despite the Compensation Committee's recognition that L-P's base salaries for executives remained below the median salary and bonuses of comparable executives of the comparable forest products companies referred to above. The Compensation Committee made no grants of stock options or restricted stock performance awards to executive officers during 1995.

    The principal terms of severance arrangements with the three top executive officers who resigned in late July 1995 were approved by the Board of Directors at its meeting at which such resignations were accepted, following negotiations of such terms with such executives and their counsel. See "Agreements with Executive Officers" below. Donald R. Kayser and Lee C. Simpson were elected as Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, at the same board meeting. The principal terms of their employment agreements, particularly their base salaries and phantom share awards, were approved by the Compensation Committee shortly thereafter. Their base salary levels were established by negotiation and in recognition of their interim status and relative levels of responsibility and their willingness to come out of retirement at a time the corporation needed leadership, while the phantom share awards were intended to serve as an incentive to continue L-P's focus on enhancing value to its stockholders. The terms of an employment agreement with an executive officer hired in August 1995 as Senior Vice President -- Compliance were established based on negotiations recognizing the corporation's need for additional expertise in dealing with complex litigation and compliance matters.

    In early January 1996, the Compensation Committee considered and approved the principal terms of an employment agreement with Mark A. Suwyn, selected to serve as L-P's new permanent Chairman and Chief Executive Officer. The elements of the compensation package negotiated with Mr. Suwyn were intended largely to be competitive with compensation of comparable chief executive officers, to maintain the level of certain benefits to which he expected to be entitled if he remained with his prior employer, and to serve as an incentive for future performance with L-P. Among Mr. Suwyn's responsibilities during the 1996 year will be the preparation for the Compensation Committee's consideration of a new long-term performance related compensation plan as a complement to a new strategic plan and long-term objectives for the company being developed for approval by the Board of Directors.

Respectfully submitted,

Pierre S. du Pont, Chairman
Bonnie Guiton Hill
Donald R. Kayser
Francine I. Neff
Charles E. Yeager

PERFORMANCE GRAPH

    The following graph is required to be included in this proxy statement under applicable rules of the Securities and Exchange Commission. The graph compares the total cumulative return to investors, including dividends paid (assuming reinvestment of dividends) and appreciation or depreciation in stock price, from an investment in L-P Common Stock for the period January 1, 1991, through December 31, 1995, to the total cumulative return to investors from the Standard & Poor's 500 Stock Index and the Standard & Poor's Paper and Forest Products Index for the same period. Stockholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any other past or future period.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                       LOUISIANA PAC CORPORATION    S & P 500    S & P PAPER & FOREST PRODUCTS
12/90                                         100          100                              100
12/91                                         167          130                              127
12/92                                         343          140                              145
12/93                                         479          155                              160
12/94                                         321          157                              167
12/95                                         292          215                              183

COMPENSATION OF EXECUTIVE OFFICERS

    The following table should be reviewed in light of the significant changes in L-P's executive management which occurred during 1995. On July 28, 1995, Messrs. Merlo, Eisses, and Paul submitted their resignations as officers and directors of L-P, and Donald R. Kayser and Lee C. Simpson were elected on an interim basis as Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively. Both Messrs. Kayser and Simpson had previously been executive officers of L-P. In January 1996, Mark A. Suwyn was elected to replace Mr. Kayser as Chairman and Chief Executive Officer following a nationwide executive search.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM COMPENSATION
                                                                   -------------------------
                                          ANNUAL COMPENSATION        AWARDS       PAYOUTS
                                      ---------------------------  ----------  -------------
                                                           OTHER   NUMBER OF     LONG TERM       ALL
                                                          ANNUAL   SECURITIES    INCENTIVE      OTHER
  NAME AND                                                COMPEN-  UNDERLYING      PLAN        COMPEN-
  PRINCIPAL POSITION            YEAR   SALARY    BONUS    SATION(1)  SARS(2)    PAYOUTS(3)    SATION(4)
  ----------------------------  ----  --------  --------  -------  ----------  -------------  ----------
  Donald R. Kayser(5).........  1995  $254,615                       50,000                   $   65,461
  Chairman and
  Chief Executive Officer
  (CEO)

  Harry A. Merlo(5)...........  1995  $554,167            $172,812                            $4,156,724
  Chairman and President (CEO)  1994  $825,000            $85,696              $  4,256,250   $  169,842
                                1993  $650,000            $94,669              $ 11,306,250   $  152,342

  James Eisses(5).............  1995  $233,333                                                $1,201,461
  Executive Vice President      1994  $389,583                                 $  1,064,063   $   63,686
                                1993  $375,000                                 $  2,826,563   $   62,228

  Stephen R. Grant(5).........  1995  $156,250                       30,000
  Senior Vice
  President-Compliance

  J. Keith Matheney(6)........  1995  $125,000  $ 10,970                                      $   15,787
  General Manager, WeatherSeal  1994  $118,336  $ 57,382                                      $   12,056
  Division                      1993  $105,000  $ 48,796                       $    240,750   $   10,500

  Ronald L. Paul(5)...........  1995  $175,000                                                $  678,533
  Vice President, Operations    1994  $258,333                                 $    851,250   $   27,321
                                1993  $200,000                                 $  2,261,250   $   21,483

  Lee C. Simpson(5)...........  1995  $229,154                       45,000                   $   22,915
  President and Chief
  Operating Officer

  Robert M. Simpson(6)........  1995  $158,613                                                $   15,861
  General Manager, Western      1994  $150,000                                 $    425,625   $   15,000
  Division                      1993  $150,000                                 $  1,089,375   $   16,111

------------------------
(1) The amounts shown as Other Annual Compensation include the estimated incremental cost to L-P of personal benefits provided to each executive officer for whom the aggregate cost exceeds the lesser of $50,000 or 10 percent of his annual salary and bonus. The amount shown for Mr. Merlo in 1995 includes $136,426 as the estimated portion of operating costs attributable to Mr. Merlo's personal use of the furnished residence rented to him as described under "Management Transactions." Other Annual Compensation does not include any amounts attributable to purchases of Common Stock pursuant to L-P's employee stock purchase plans, as all employees are eligible to participate in those plans.

(2) Amounts shown represent the number of phantom shares awarded pursuant to employment agreements with Messrs. Kayser, Grant, and Simpson. See "Agreements with Executive Officers" below. One-half of the phantom shares represent the right to receive a payment in cash on August 1, 1996 (or, if earlier, the date on which the recipient ceases to be employed by L-P in the position specified in his employment agreement) and the balance on August 1, 1997, in each case, equal to the excess, if any, of the market value of the Common Stock at the time (based on a 20 trading day average) over $24.625, which was the market price of the Common Stock on July 31, 1995.

(3) Amounts shown represent the value (at date of issuance) of shares issued under previously granted restricted stock awards based upon L-P's attainment of performance goals in the years shown. At December 31, 1995, the number of restricted stock performance awards, and the value thereof at such date assuming all shares were vested, held by the executives subject to the future satisfaction of performance criteria were as follows: J. Keith Matheney, 15,000 shares, $363,750.

(4) Amounts shown include (i) the annual contribution to L-P's funded employee stock ownership trust ("ESOT") as follows: Mr. Kayser, $15,000; Mr. Matheney, $14,248; Mr. Lee C. Simpson, $15,000; and Mr. Robert M. Simpson, $15,000; (ii) deferred compensation in connection with L-P's unfunded defined contribution plan for amounts in excess of the maximum permitted ESOT contribution (amounts contributed with respect to L-P's ESOT and unfunded defined contribution plan together equal 10 percent of salary and bonus) as follows: Mr. Kayser, $10,461; Mr. Lee C. Simpson, $7,915; and Mr. Robert M. Simpson, $861; (iii) premiums for life insurance in excess of group life insurance provided to salaried employees generally, as follows:
    Mr. Merlo, $18,979; Mr. Eisses, $3,386; Mr. Matheney, $1,539; and Mr. Paul, $936; (iv) amounts paid, payable or accrued pursuant to arrangements in connection with the resignations of Messrs. Merlo, Eisses and Paul in 1995 of $4,137,745, $1,198,075, and $677,597, respectively (see "Agreements with Executive Officers"); and (v) directors fees paid to Mr. Kayser in the amount of $40,000.

(5) Messrs. Merlo, Eisses and Paul served in the indicated positions until their resignations on July 28, 1995. Donald R. Kayser and Lee C. Simpson were employed by L-P beginning July 28, 1995. Stephen R. Grant was employed by L-P beginning August 1, 1995.

(6) In January 1996, Mr. Robert M. Simpson resigned and was replaced as General Manager, Western Division, by Mr. Matheney.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                         SHARES                     NUMBER OF SECURITIES
                                        ACQUIRED                   UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                           ON                   OPTIONS/SARS AT DECEMBER 31,   IN-THE-MONEY OPTIONS/SARS AT
                                        EXERCISE                            1995                    DECEMBER 31, 1995
                                         DURING       VALUE     ----------------------------  ------------------------------
NAME                                      1995      REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------------------  ---------  -----------  ------------  --------------  --------------  --------------
Donald R. Kayser......................    --           --           27,000         68,000     $     152,820   $    105,120
Harry A. Merlo........................  840,000    $12,724,800      --            --               --              --
James Eisses..........................   90,000    $ 1,291,500      --            --               --              --
Stephen R. Grant......................    --           --           --             30,000          --              --
J. Keith Matheney.....................    --           --            7,200          3,600     $      97,344   $     48,672
Ronald L. Paul........................   18,000    $   261,360      --            --               --              --
Lee C. Simpson........................    --           --           --             45,000          --              --
Robert M. Simpson.....................    --           --           12,000         24,000     $      54,760   $    113,520

MANAGEMENT TRANSACTIONS

    During 1995, L-P leased to Mr. Merlo a furnished residence in Portland, Oregon, which was used for numerous corporate and business functions. The rent during 1995 was $3,270 per month, based upon an independent appraisal of the reasonable rental value performed in 1994. During 1995, L-P incurred noncapitalized costs of maintaining, improving, operating, and insuring the property and real property taxes assessed with respect to the property totaling approximately $243,000, including depreciation. Mr. Merlo exercised his option to purchase the property for L-P's book value of approximately $895,000 on January 1, 1996.

    During 1995, L-P placed orders to purchase shares of L-P Common Stock as treasury stock and for other securities transactions with PaineWebber Incorporated through its account officer, Franklin V. Merlo, the brother of Harry A. Merlo. Total commissions on the transactions were approximately $262,740, which were based on the same rates as L-P pays to other unrelated brokerage firms.

    See "Item 1 -- Election of Directors; Compensation Committee -- Interlocks and Insider Participation" for a description of an additional transaction. See also "Agreements with Executive Officers."

DIRECTORS' COMPENSATION

    Each director of L-P who is not an employee of L-P (except for Mr. Kayser for so long as he is providing consulting services to L-P) receives for all services as a director fees at the rate of $20,000 per year, plus $1,750 for each board meeting attended, $1,000 for each committee meeting attended ($1,250 for committee chairpersons) and, for participation in each telephone conference meeting, $750 for a board meeting and $500 for a committee meeting ($750 for committee chairpersons).

    The Board of Directors has adopted an unfunded deferred compensation plan for directors which permits outside directors to elect to defer either all compensation to be received from L-P as a director or only the annual fees. Such deferred compensation earns interest at a rate equal to the 90-day rate paid on certain high-grade commercial paper, adjusted quarterly. Payment of deferred amounts shall be made, at the director's option, in a lump sum or in substantially equal quarterly installments over a 5-year or 10-year period beginning the first quarter after he or she ceases to be a director.

    L-P's 1992 Non-Employee Director Stock Option Plan (the "Director Plan") provides for the automatic granting every five years of options to purchase shares of L-P Common Stock to members of the Board of Directors who are not employees of L-P or any of its subsidiaries. Each option under the Director Plan entitles the holder to purchase 45,000 shares of Common Stock at a price equal to 85 percent of the Fair Market Value (as defined) of a share of L-P Common Stock on the date of grant. Each option becomes exercisable as to 20 percent of the shares covered by the option (i.e., 9,000 shares) on each of the first through fifth anniversaries of the date of grant. Options will become immediately exercisable upon the death of the optionee or upon the occurrence of a change in control (as defined) of L-P. Each option expires ten years after the date of grant, subject to earlier termination if the optionee ceases to be a member of the Board of Directors.

AGREEMENTS WITH EXECUTIVE OFFICERS

    L-P has entered into an employment agreement with Mark A. Suwyn with respect to his employment as L-P's Chairman and Chief Executive Officer. The term of the agreement expires on December 31, 1998, subject to automatic extension annually thereafter unless 90 days' prior notice of intention to terminate is given by either party.

    The agreement provides that Mr. Suwyn's base salary will be a minimum of $600,000, subject to annual review for increase beginning in 1997 by the Board of Directors. The agreement also provides that Mr. Suwyn shall be entitled to an annual bonus, subject to satisfying reasonable annual performance goals established by the Compensation Committee. As contemplated by the agreement, L-P has determined to ask the stockholders to approve performance goals for Mr. Suwyn's annual bonuses in accordance with Section 162(m) of the Code. See "Item 2 -- Approval of Performance Goals."

    In February 1996, L-P paid Mr. Suwyn, pursuant to the employment agreement, a replacement bonus in the amount of $600,000, representing the amount which otherwise likely would have been payable to Mr. Suwyn by International Paper Company ("IP"), Mr. Suwyn's prior employer, as an annual performance bonus for 1995 had he not terminated his employment with IP.

    As further provided in the agreement, Mr. Suwyn was granted, pursuant to the terms of L-P's 1991 Employee Stock Option Plan, options to purchase 200,000 shares of L-P Common Stock at an exercise price of $25.25 per share (the closing price of the Common Stock quoted on the New York Stock Exchange on January 2,
1996). Such options will expire on January 2, 2006, and will vest in five equal annual installments beginning on January 1, 1997, subject to acceleration of exercisability upon the occurrence of certain specified events during Mr. Suwyn's term of employment, including a Change in Control of L-P (as defined).

    Mr. Suwyn has also been granted 150,000 restricted shares of L-P Common Stock. Mr. Suwyn will become vested as to 30,000 of such shares on each of January 1, 1997, 1998, and 1999 and the remaining 60,000 shares upon reaching age 62 while employed by L-P, subject to acceleration of vesting as to all shares (including any shares previously vested) upon the occurrence of certain specified events during Mr. Suwyn's term of employment, including a Change in Control of L-P.

    The agreement also provides for a nonqualified supplemental executive retirement benefit in which Mr. Suwyn is immediately vested to the extent accrued. The annual benefit payable to Mr. Suwyn (calculated as a single life annuity reduced on an actuarial basis for retirement prior to age 62) will be equal to an amount based on Mr. Suwyn's compensation (salary plus annual bonus) for the year during the three consecutive calendar years prior to termination of employment in which he had the highest compensation (including that with his previous employer), with a maximum annual benefit equal to 50 percent (less a Social Security offset) of such compensation and a minimum annual benefit equal to 25 percent of such compensation. The annual benefit so calculated will be reduced by an amount equal to benefits payable to Mr. Suwyn pursuant to L-P's ESOT and the retirement plans maintained by his prior employer.

    Other benefits provided under the agreement include a relocation bonus in the amount of $100,000 after tax and other standard executive relocation benefits.

    In the event Mr. Suwyn's employment is terminated by Mr. Suwyn for Good Reason (as defined) or by L-P for any reason other than disability or Cause (as defined), or if the agreement is not renewed pursuant to notice by L-P, Mr. Suwyn will be entitled to receive an amount equal to his base salary, as then in effect, for the remainder of the term of the agreement or 24 months, whichever is longer, plus a pro rata performance bonus for the year of termination and certain continued medical benefits. He will also be entitled to all other amounts and benefits in which he is then or thereby becomes vested, including all of the stock options and restricted shares described above.

    If a Change in Control occurs and Mr. Suwyn's employment terminates (including voluntarily by Mr. Suwyn) during the 13-month period following the Change in Control other than for Cause or by death or disability, Mr. Suwyn will be entitled to receive, in addition to all amounts and benefits in which he is vested, an amount equal to his base salary, as then in effect, for the remainder of the term of the agreement or 24 months, whichever is longer, together with
(i) a pro rata share of the targeted annual performance bonus for the year in which such termination occurs; (ii) a bonus equal to two times the targeted annual performance bonus, if any, for such year payable in 24 equal monthly installments; (iii) employee welfare benefits substantially similar to those which he was receiving immediately prior to such termination; and (iv) two additional years of service for purposes of his supplemental retirement benefit.

    For purposes of the agreement, a "Change in Control" of L-P includes: certain extraordinary corporate transactions pursuant to which less than a majority of the combined voting power in L-P remains in the hands of the holders immediately prior to such transactions, a person or group (other than certain persons related to L-P) becoming the beneficial owner of 25 percent or more of the combined voting power in L-P, or, with certain exceptions, the existing directors of L-P ceasing to constitute a majority of the Board of Directors. "Cause" includes continuing to fail to devote substantially all one's business time to L-P's business and affairs, engaging in certain activities competitive with L-P, or the commission of specified wrongful acts. "Good Reason" includes failure to maintain Mr. Suwyn as Chairman and Chief Executive Officer, a reduction in base salary or the termination or reduction of any employee benefits, certain extraordinary corporate transactions, certain relocations of Mr. Suwyn's place of work, or any material breach of the agreement by L-P.

    If any payment under the agreement is determined to be subject to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, Mr. Suwyn will be entitled to reimbursement for such taxes on an after-tax basis.

    In connection with his employment as L-P's interim Chairman and Chief Executive Officer, Donald R. Kayser entered into an employment agreement with L-P providing for an annual base salary of $600,000, together with customary employee benefits and a housing allowance of $2,500 per month. Mr. Kayser's employment under the agreement terminated on January 29, 1996. Beginning January 30, 1996, L-P engaged Mr. Kayser to provide consulting services as requested by Mr. Suwyn for a period of three months, including advice on transitional issues. As compensation for his services, Mr. Kayser will receive $22,500 plus $1,500 for each day in excess of 15 days that he is required to provide services pursuant to the agreement.

    Lee C. Simpson entered into an employment agreement with L-P relating to his employment as interim President and Chief Operating Officer of L-P providing for an annual base salary of $540,000, together with customary employee benefits and a housing allowance of $2,500 per month. The original expiration date of the agreement of January 29, 1996, has been extended to March 15, 1996, by mutual agreement.

    In connection with his employment as Senior Vice President -- Compliance on August 1, 1995, Stephen R. Grant entered into an employment agreement with L-P providing for an annual base salary of $375,000, together with customary employment benefits and a monthly $2,500 housing allowance. Mr. Grant's term of employment will expire on the date that L-P's chief executive officer either no longer requires his services or establishes a permanent position with L-P acceptable to Mr. Grant.

    Each of the employment agreements with Messrs. Kayser, Simpson, and Grant also provided for an award of phantom shares as reflected in the Summary Compensation Table above.

    In connection with Harry A. Merlo's resignation as Chairman, President and Director of L-P on July 28, 1995, L-P entered into certain agreements with Mr. Merlo with respect to the termination of his employment as follows: (i) to continue his salary and employee benefits through September 15, 1995, and to pay him an additional amount in lieu of accrued vacation; (ii) to pay him a special retirement benefit in the form of a lump-sum payment in the amount of $3,200,000; (iii) to give him the $628,000 premium equity accrued in the whole life insurance policy previously maintained by L-P on his life; (iv) to make a one-time payment of $90,000 to reimburse him for the cost of obtaining office space; (v) to pay the costs of providing suitable office furniture and equipment for him and one assistant; (vi) to pay the salary (not to exceed $48,000 per year) and regular L-P employee benefits to his assistant through December 31, 1996; (vii) to sell to Mr. Merlo the company vehicles being used by him for L-P's book value totaling $23,171; and (viii) to sell to Mr. Merlo two paintings owned by L-P for an amount determined by an independent appraiser.

    L-P also entered into certain arrangements with James Eisses in connection with his resignation as an officer and director on July 28, 1995, as follows:
(i) to continue his salary and employee benefits through September 5, 1995, and to pay him an additional amount in lieu of accrued vacation; (ii) to pay him a special retirement benefit in the form of a lump-sum payment in the amount of $800,000; (iii) to give him the $42,800 premium equity accrued in the whole life insurance policy previously maintained by L-P on his life; and (iv) to give Mr. Eisses the fully depreciated company car being used by him. L-P forgave principal and interest of $130,674 on an outstanding loan to Mr. Eisses. Mr. Eisses also entered into a consulting agreement with L-P for the period from August 1, 1995, until December 31, 1997. As compensation for his consulting services, L-P agreed to pay Mr. Eisses a monthly retainer fee of $33,333 until December 31, 1995, and $11,111 per month thereafter. Mr. Eisses has agreed not to compete with L-P during the term of the consulting agreement.

    Ronald L. Paul received a lump-sum cash payment of $600,000, together with salary and employee benefits, including accrued vacation, through September 5, 1995, in connection with settlement of any claims against L-P which he may have had with respect to his resignation as an officer and director effective July 28, 1995. Mr. Paul also purchased several L-P motor vehicles for their book value of $36,952, and received the $12,500 premium equity accrued in the whole life insurance policy previously maintained by L-P on his life.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered for inclusion in the proxy statement and proxy for the 1997 Annual Meeting of Stockholders of L-P must be received by L-P no later than November 28, 1996.

    L-P's bylaws permit business in addition to that included in its proxy materials to be presented at an annual meeting of stockholders by a stockholder of record, provided that such stockholder gives written notice thereof to the Chairman in the manner and within the time periods described under "Item 1 -- Election of Directors; Nominating Committee" above with respect to nominations for director. Such notice must include, as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business and the reason for presenting it, the name and address of the stockholder as they appear on L-P's stock ledger, a representation that the stockholder is a record holder and intends to appear at the meeting in person or by proxy to propose such business, and any material interest of the stockholder in such business. The meeting chairman shall, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, whereupon such business shall not be transacted.

                                    GENERAL

    Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange by L-P's officers, directors, and certain other "reporting persons." Based solely upon a review of copies of Section 16 reports filed by L-P's reporting persons and written representations by such persons, to L-P's knowledge, all Section 16 reporting requirements applicable to such persons were complied with for the period specified in the SEC's rules governing proxy statement disclosures, except that two reports for Robert M. Simpson were each filed approximately five days late.

    The cost of soliciting proxies will be borne by L-P. In addition to the solicitation of proxies by the use of the mails, some of the officers and regular employees of L-P, without extra compensation, may solicit proxies personally or by other means such as telephone, telecopier, telegraph, or cable.

    L-P will request brokers, dealers, banks, voting trustees, and their nominees, who hold Common Stock of record, to forward soliciting material to the beneficial owners of such stock and will reimburse such record holders for their reasonable expenses in forwarding material. L-P has retained D.F. King & Co., Inc., to assist in such solicitation for an estimated fee of $15,500 plus reimbursement for certain expenses.

                                   EXHIBIT A
                         LOUISIANA-PACIFIC CORPORATION
                       1996 EMPLOYEE STOCK PURCHASE PLAN

     1. PURPOSE OF THE PLAN. This Plan shall be known as the "Louisiana-Pacific Corporation 1996 Employee Stock Purchase Plan." The purpose of the Plan is to permit employees of Louisiana-Pacific Corporation ("the Company") and of its Subsidiaries (as hereinafter defined) to obtain or increase a proprietary interest in the Company by permitting them to make installment purchases of shares of the Company's Common Stock (as hereinafter defined) through payroll deductions. The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code").

     2. DEFINITIONS.

        (a) COMMON STOCK. The Company's $1 par value common stock as presently constituted and shares of common stock which may be issued by the Company in exchange for or reclassification thereof.

        (b) Offering Dates.

           (i) FIRST OFFERING DATE.  September 1, 1996.

           (ii) SECOND OFFERING DATE.  September 1, 1997.

        (c) Offering Periods.

           (i) FIRST  OFFERING PERIOD.   The  period beginning  on September  1,
       1996, and ending on September 30, 1996.

           (ii)  SECOND OFFERING PERIOD.   The period  beginning on September 1,
       1997, and ending on September 30, 1997.

        (d) Purchase Dates.

           (i) FIRST PURCHASE DATE. September 30, 1998, or any earlier date of purchase pursuant to subscriptions entered into during the First Offering Period.

           (ii) SECOND PURCHASE DATE. September 30, 1999, or any earlier date of purchase pursuant to subscriptions entered into during the Second Offering Period.

        (e) Purchase Periods.

           (i) FIRST PURCHASE PERIOD. The period beginning on October 1, 1996, and ending on September 30, 1998.

           (ii) SECOND  PURCHASE PERIOD.   The  period beginning  on October  1,
       1997, and ending on September 30, 1999.

        (f)  PURCHASE PRICE.   The lesser of  (i) the Maximum  Purchase Price or
    (ii) the mean between the reported high and low sale prices of Common Stock on the New York Stock Exchange -- Composite Transactions on the applicable Purchase Date or on the last day preceding such date on which such Exchange shall have been open. The Purchase Price per share shall be subject to adjustment in accordance with the provisions of Section 18 of this Plan.

        (g) MAXIMUM PURCHASE PRICE. 85 percent of the mean between the reported high and low sale prices of Common Stock on the New York Stock Exchange -- Composite Transactions on the last day preceding the applicable Offering Date on which such Exchange shall have been open.

        (h) ELIGIBLE EMPLOYEES. Those persons who on the applicable Offering Date are employees of the Company or a Subsidiary except those who, immediately prior to the applicable Offering Date, would be deemed under
    Section 423(b)(3) of the Code to own stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any other corporation that constitutes a parent or subsidiary corporation of the Company within the meaning of that section.

        (i) PARTICIPANT. An Eligible Employee who subscribes for the purchase of shares of Common Stock under the Plan in accordance with the Plan.

        (j) MONTHLY COMPENSATION. For an Eligible Employee on the payroll of the Company or a Subsidiary for the entire calendar month preceding the applicable Offering Date, the compensation paid or accrued to such Eligible Employee for such month plus, in the case of such an Eligible Employee whose compensation for such month was based wholly or partly on a bonus, commission, profit sharing or similar arrangement for which no accrual was made for such month, an amount equal to the portion attributable to one month of the amount accrued to such Eligible Employee as of the day preceding the applicable Offering Date, on the books of the Company or its Subsidiaries in accordance with such arrangement. For all other Eligible Employees, Monthly Compensation shall be the monthly rate of compensation in effect immediately prior to the applicable Offering Date. For all purposes of the Plan, Monthly Compensation shall include any amount which is contributed by the Company or a Subsidiary pursuant to a salary reduction agreement and which is not includable in the gross income of an Eligible Employee under Code Sections 125 (relating to "cafeteria plans") or 402(a)(8) (relating to elective contributions under a "401(k)" plan).

        (k) SUBSIDIARY. A corporation of which, on the applicable Offering Date, the Company or a subsidiary of the Company owns at least 51 percent of the total combined voting power of all classes of stock and whose employees are authorized to participate in the Plan by the Board of Directors of the Company.

     3. THE OFFERING. The number of shares of Common Stock subject to the Plan shall be 1,500,000, subject to adjustment as provided in Section 18 below. During each Offering Period the Company may offer, at the applicable Purchase Price, for subscription by Eligible Employees in accordance with the terms of the Plan, such number of authorized and unissued or treasury shares of its Common Stock subject to the Plan as may be determined by the Board of Directors of the Company.

     4. SUBSCRIPTIONS.

        (A) SHARES SUBJECT TO SUBSCRIPTION. During each Offering Period, each Eligible Employee shall be entitled to subscribe for the number of whole shares of Common Stock offered during such Offering Period designated by him in accordance with the terms of the Plan; provided, however, that the minimum number of such shares that may be subscribed for shall be the number of whole shares that can be purchased, at the Maximum Purchase Price for such Offering Period, with $600, and the maximum number of such shares that may be subscribed for shall be the number of whole shares that can be purchased, at the Maximum Purchase Price for such Offering Period, with the lesser of (i) $21,240 or (ii) 50 percent of the Eligible Employee's Monthly Compensation multiplied by 24.

        (b) FURTHER LIMITATION ON SUBSCRIPTIONS. Notwithstanding Section 4(a) above, the maximum number of shares that may be subscribed for by an Eligible Employee shall be further limited and reduced to the extent that the number of shares owned by such Eligible Employee immediately after any Offering Date for purposes of Section 423(b)(3) of the Code plus the maximum number of shares set forth in Section 4(a) above would exceed 5 percent of the total combined voting power or value of all classes of stock of the Company or a parent or subsidiary corporation of the Company within the meaning set forth in Section 423(b)(3) of the Code.

        (c) SUBSCRIPTION AGREEMENTS. Subscriptions pursuant to the Plan shall be evidenced by the completion and execution of subscription agreements in the form provided by the Company and delivery of such agreements to the
    Company, at the place designated by the Company, prior to the expiration of each Offering Period. Except as provided in the Plan, no subscription agreement shall be subject to termination or reduction during the Offering Period to which it relates without written consent of the Company.

        (d) OVER SUBSCRIPTION. In the event that the aggregate number of shares subscribed for pursuant to the Plan as of any Purchase Date shall exceed the number of shares offered for sale during the Offering Period related to such Purchase Date, then each subscription for such Offering Period pursuant to which a purchase is effected shall be reduced to the number of shares that such subscription would cover in the event of a proportionate reduction of all subscriptions for such Offering Period outstanding on such Purchase Date so that the aggregate number of shares subject to all such subscriptions would not exceed the number of shares offered for sale during such Offering Period. In making such reductions, fractions of shares shall be disregarded and each subscription shall be for a whole number of shares.

     5. APPROVAL OF STOCKHOLDERS. The Plan shall be submitted for approval by stockholders of the Company prior to March 19, 1997. Subscriptions shall be subject to the condition that, prior to such date, the Plan shall be approved by the stockholders of the Company in the manner contemplated by Section 423(b)(2) of the Code and Treasury Regulation Section 1.423-2(c). If not so approved prior to such date, the Plan shall terminate, all subscriptions hereunder shall be canceled and be of no further force and effect, and all Participants shall be entitled to the prompt refund in cash of all sums withheld from and paid by them pursuant to the Plan.

     6. PAYMENT OF PURCHASE PRICE. Except as otherwise specifically provided in the Plan, the Purchase Price of all shares purchased hereunder shall be paid in equal installments (in the currency in which the Participant is paid) through payroll deduction from the Participant's compensation during the applicable Purchase Period, without the right of prepayment. Each installment shall be in an amount (in the currency in which the Participant is paid) calculated as of the Offering Date to be equal to the Maximum Purchase Price multiplied by the number of shares subscribed for divided by twice the number of annual pay periods for such Participant, with appropriate adjustment of future payroll deductions for a Participant whose payroll period changes. A Participant shall pay the amount of any difference between the Purchase Price and the amount so withheld in cash not later than the applicable Purchase Date; there shall be an appropriate reduction in the number of shares to be purchased by a Participant who fails to make such a required payment.

     7. APPLICATION OF FUNDS; PARTICIPANTS' ACCOUNTS. All amounts withheld from and paid by Participants hereunder shall be deposited in the Company's general corporate account to be used for any corporate purposes; provided, however, that the Company shall maintain a separate bookkeeping account for each Participant hereunder reflecting all amounts withheld from and paid by such Participant with respect to each Purchase Period under the Plan. No interest shall be credited to such separate accounts.

     8. ISSUANCE OF SHARES. Shares purchased under the Plan shall, for all purposes, be considered to have been issued, sold and purchased at the close of business on the applicable Purchase Date. Prior to each applicable Purchase Date, no Participant shall have any rights as a holder of any shares covered by a subscription agreement. Promptly after each Purchase Date, the Company shall issue and deliver to the Participant a stock certificate or certificates representing the whole number of shares purchased by him during the Purchase Period ending with such Purchase Date and refund to the Participant in cash any excess amount in his account relating to such Purchase Period. No adjustment shall be made for dividends or for the other rights for which the record date is prior to the applicable Purchase Date, except as may otherwise be provided in
Section 18.

     9. RIGHT TO TERMINATE SUBSCRIPTION. Each Participant shall have the right, at any time after the expiration of each Offering Period and prior to the applicable Purchase Date, to terminate his subscription relating to such Offering Period by written notice to the Company and receive a prompt refund in cash of the total amount in his account with respect to the applicable Purchase Period.

    10. RIGHT TO REDUCE NUMBER OF SHARES. Each Participant shall have the right, at any time after the expiration of each Offering Period and prior to the applicable Purchase Date, to make, by written notice to the Company, a one-time-only reduction in the number of shares covered by his subscription agreement relating to such Offering Period. Upon such reduction of shares, an appropriate reduction shall be made in the Participant's future payroll deductions during the applicable Purchase Period and the excess amount in the Participant's account with respect to such Purchase Period resulting from such reduction shall be promptly refunded to the Participant in cash or, at the option of the Participant, shall be applied in equal amounts against all future installment payments of the Maximum Purchase Price of the reduced number of shares to be purchased during the applicable Purchase Period.

    11. TERMINATION OF EMPLOYMENT. Upon termination of employment of a Participant for any reason other than retirement, disability or death, including by reason of the sale of the Subsidiary by which the Participant is employed such that the Company or a Subsidiary of the Company no longer owns at least 51 percent of the total combined voting power of all classes of stock of the Subsidiary, a Participant shall have, during the period of three months following his termination date, but prior to the applicable Purchase Date, the right with respect to each Purchase Period for which he has an account under the Plan to elect to receive either a refund in cash of the total amount of his account relating to such Purchase Period or the whole number of shares that can be purchased at the applicable Purchase Price with such amount together with any remaining cash in his account relating to such Purchase Period. Each election must be in writing and delivered to the Company within the aforementioned period. If the Participant elects to receive shares, the Purchase Date shall be the date the Participant's election is delivered to the Company. In the event the Participant does not make a timely election with respect to any Purchase Period for which he has an account under the Plan, he shall be deemed to have elected to receive a cash refund of the amount of his account relating to such Purchase Period.

    12. RETIREMENT; DISABILITY. A Participant who retires or whose employment is terminated by reason of any injury or illness of such a serious nature as to disable the Participant from resuming employment with the Company shall have all of the rights described in Section 11 above and shall have the additional right to elect, in the manner described in Section 11, to prepay in cash in a lump sum the entire unpaid balance of the Purchase Price of the shares covered by his subscription agreement relating to each Purchase Period and to receive such shares. The Purchase Date for this purpose shall be the date on which both the Participant's election and the lump-sum cash payment shall have been delivered to the Company. For purposes of the Plan, a termination of employment at or after age 60 for any reason shall be considered retirement.

    13. DEATH. In the event of the death of a Participant while in the employ of the Company or a Subsidiary and prior to full payment of the Maximum Purchase Price for the shares covered by his subscription with respect to each Purchase Period, or the death of a retired or disabled Participant prior to the exercise of his rights described in Section 12 above, his personal representative shall have, during the period of three months following termination of the Participant's employment, but prior to the applicable Purchase Date, the rights described in Section 12. In the event of the death of a Participant who previously terminated employment by reason other than retirement or disability prior to full payment of the Maximum Purchase Price for the shares covered by his subscription with respect to each Purchase Period and prior to the exercise of his rights described in Section 11, his personal representative shall have the rights described in Section 11.

    14. TERMINATION, RETIREMENT OR DEATH PRIOR TO STOCKHOLDER APPROVAL. Notwithstanding Sections 11, 12, and 13, if the Plan shall not have been approved by stockholders of the Company as described in Section 5 prior to the time for the exercise of any rights described in Sections 11, 12 or 13, the Participant or his personal representative shall only have, under said Sections, the right to receive a refund in cash of the total amount in his account with respect to each Purchase Period.

    15. TEMPORARY LAYOFF; LEAVES OF ABSENCE. A Participant's installment payments with respect to each Purchase Period shall be suspended during any period of absence from work due to temporary layoff or leave of absence without pay. If such Participant returns to active employment within the applicable

Purchase Period, installment payments shall resume and the Participant shall be entitled to elect either to make up the deficiency in his account with respect to such Purchase Period immediately with a lump-sum cash payment, or to have future installments with respect to such Purchase Period uniformly increased to make up the deficiency, or to have an appropriate reduction made in the number of shares covered by his subscription agreement with respect to such Purchase Period to eliminate the deficiency. The election (together with the lump-sum cash payment, if applicable) must be delivered to the Company within 10 days of the Participant's return to active employment but prior to the applicable Purchase Date. If the Participant fails to make a timely election, the appropriate reduction of shares shall be made in accordance with the above. If the Participant does not return to active employment within the applicable Purchase Period, he shall have the right to elect to receive either a refund in cash of the total amount of his account with respect to such Purchase Period or the whole number of shares which can be purchased at the applicable Purchase
Price with such amount together with any remaining cash in his account with respect to the Purchase Period. The election must be in writing and delivered to the Company prior to, and shall be effective as of, the applicable Purchase Date. In the event the Participant does not make a timely election with respect to any Purchase Period, he shall be deemed to have elected to receive the cash refund with respect to that Purchase Period.

    16. INSUFFICIENCY OF COMPENSATION. In the event that for any payroll period, for reasons other than termination of employment for any reason, temporary layoff or leave of absence without pay, a Participant's compensation (after all other proper deductions from his compensation) becomes insufficient to permit the full withholding of his installment payment, the Participant may pay the deficiency in cash when it becomes due. In the event that, in a subsequent payroll period, the Participant's compensation becomes sufficient to make the full installment payment and there still remains a deficiency in his account, the deficiency must then be eliminated through the election of one of the alternatives described in Section 15. The Participant must deliver his election to the Company within 10 days of the end of such subsequent payroll period but prior to the applicable Purchase Date. In the event that on the applicable Purchase Date there remains a deficiency in such a Participant's account or, in the event a Participant described above fails to make a timely election, the appropriate reduction of shares shall be made in accordance with
Section 15.

    17. INTEREST. Any person who becomes entitled to receive any amount of cash refund from any account maintained for him pursuant to any provision of the Plan shall be entitled to receive in cash, at the same time, simple interest on the amount of such refund at the rate of 6 percent per annum. Any refund shall be deemed to be made from the most recent payment or payments made by the Participant pursuant to the Plan.

    18. EFFECT OF CERTAIN STOCK TRANSACTIONS. If at any time prior to the second Purchase Date the Company shall effect a subdivision of shares of Common Stock or other increase (by stock dividend or otherwise) of the number of shares of Common Stock outstanding, without the receipt of consideration by the Company or another corporation in which it is financially interested and otherwise than in discharge of the Company's obligation to make further payment for assets theretofore acquired by it or such other corporation or upon conversion of stock or other securities issued for consideration, or shall reduce the number of shares of Common Stock outstanding by a consolidation of shares, then (a) in the event of such an increase in the number of such shares outstanding, the number of shares then remaining subject to the Plan and the number of shares of Common Stock then subject to Participants' subscription agreements shall be proportionately increased and the Maximum Purchase Price and the Purchase Price per share for each Purchase Period affected by such event shall be proportionately reduced and (b) in the event of such a reduction in the number of such shares outstanding, the number of shares then remaining subject to the Plan and the number of shares of Common Stock then subject to subscription agreements shall be proportionately reduced and the Maximum Purchase Price and the Purchase Price per share for each Purchase Period affected by such event shall be proportionately increased. Except as provided in this Section 18, no adjustment shall be made under the Plan or any subscription agreement by reason of any dividend or other distribution declared or paid by the Company.

    19. MERGER, CONSOLIDATION, LIQUIDATION OR DISSOLUTION. In the event of any merger or consolidation of which the Company is not to be the survivor (or in which the Company is the survivor but becomes a subsidiary of another corporation), or the liquidation or dissolution of the Company, each Participant shall have the right immediately prior to such event to elect to receive the number of whole shares that can be purchased at the Purchase Price applicable to each Purchase Period with respect to which such Participant has subscribed for purchase of Common Stock with the full amount that has been withheld from and paid by him pursuant to the subscription agreement relating to such Purchase Period, together with any remaining excess cash in his account relating to such Purchase Period. If such election is not made with respect to the amount in a Participant's account for any Purchase Period, the Participant's subscription agreement shall terminate and he shall receive a prompt refund in cash of the total amount in such account.

    20. LIMITATION ON RIGHT TO PURCHASE. Notwithstanding any provision of the Plan to the contrary, if at any time a Participant is entitled to purchase shares of Common Stock on a Purchase Date, taking into account such Participant's rights, if any, to purchase Common Stock under the Plan and all other stock purchase plans of the Company and of other corporations that constitute parent or subsidiary corporations of the Company within the meaning of Sections 425(e) and (f) of the Code, the result would be that, during the then current calendar year, such Participant would have first become entitled to purchase under the Plan and all such other plans a number of shares of Common Stock of the Company that would exceed the maximum number of shares permitted by the provisions of Section 423(b)(8) of the Code, then the number of shares that such Participant shall be entitled to purchase pursuant to the Plan on such Purchase Date shall be reduced by the number that is one more than the number of shares that represents the excess, and any excess amount in his account resulting from such reduction shall be promptly refunded to him in cash.

    21. NON-ASSIGNABILITY. None of the rights of an Eligible Employee under the Plan or any subscription agreement entered into pursuant hereto shall be transferable by such Eligible Employee otherwise than by will or the laws of descent and distribution, and during the lifetime of an Eligible Employee such rights shall be exercisable only by him.

    22. SHARES NOT PURCHASED. Shares of Common Stock subject to the Plan that are not subscribed for during the First Offering Period and shares subscribed for pursuant to the First Offering Period that thereafter cease to be subject to any subscription agreement hereunder shall remain subject to and reserved for use in connection with the Second Offering Period. Shares of Common Stock subject to the Plan that are not subscribed for during the Second Offering Period and shares subscribed for during the Second Offering Period that thereafter cease to be subject to any subscription agreement hereunder shall be free from reservation for use in connection with the Plan.

    23. CONSTRUCTION; ADMINISTRATION. All questions with respect to the construction and application of the Plan and subscription agreements thereunder and the administration of the Plan shall be settled by the determination of the Board of Directors or of one or more other persons designated by it, which determinations shall be final, binding and conclusive on the Company and all employees and other persons. All Eligible Employees shall have the same rights and privileges under the Plan. The Purchase Price, the Maximum Purchase Price, and the amount in each Participant's account shall be denominated in United States dollars and amounts received from or paid to any Participant in any other currency shall be converted into United States dollars at the exchange rate in effect on the date of receipt or payment.

    24. TERMINATION OR AMENDMENT. The Plan may be terminated or amended in any way by the Board of Directors at any time prior to approval of the Plan by the stockholders of the Company pursuant to Section 5. Subsequent to such approval of the Plan by the stockholders of the Company, the Plan may be amended by the Board of Directors, provided that no such amendment shall (a) adversely affect the rights of employees under subscription agreements theretofore entered into pursuant to the Plan or (b) increase the maximum number of shares of Common Stock offered under the Plan or decrease the price per share, except pursuant to
Section 18.

                        LOUISIANA-PACIFIC CORPORATION
P             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
r                       FOR ANNUAL MEETING MAY 6, 1996
O
X    The undersigned hereby constitutes and appoints Bonnie Guiton Hill, Lee C.
Y Simpson, and Charles E. Yeager and each of them, his true and lawful agents and proxies, each with full power of substitution, to represent and vote the common stock of Louisiana-Pacific Corporation ("L-P"), which the undersigned may be entitled to vote at the Annual Meeting of L-P stockholders to be held May 6, 1996, or at any adjournment thereof.

     Nominees for Election as Directors:

     Pierre S. du Pont, William E. Flaherty, Donald R. Kayser


     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
     APPROPRIATE BOXES ON THE REVERSE SIDE. YOU NEED NOT MARK
     ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE
     BOARD OF DIRECTORS RECOMMENDATIONS. BY SIGNING ON THE
     REVERSE, YOU ACKNOWLEDGE RECEIPT OF THE 1996 NOTICE OF
     ANNUAL MEETING OF STOCKHOLDERS AND ACCOMPANYING PROXY
     STATEMENT AND REVOKE ALL PROXIES HERETOFORE GIVEN BY YOU
     TO VOTE AT SAID MEETING OR ANY ADJOURNMENT THEREOF.            -----------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                    -----------
-------------------------------------------------------------------------------
           DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET


                           ADMISSION TICKET


Louisiana-Pacific LOGO


"Louisiana-Pacific has always been a leader in its industry--developing new technologies and creating new products in response to the needs of its customers. Louisiana-Pacific has a heritage of seeking innovative solutions to customer needs. Generally, we have accomplished significant growth without developing large bureaucracies that can overburden costs. Without diminishing those very positive qualities, I am embarking on a plan to add disciplined, predictable business processes to all activities of the company. My goal is to assure consistency and quality in everything we do. I also strongly believe in engaging and empowering employees in these activities, so that together we can deliver increased shareholder value."

                                                   -- Mark A. Suwyn
                                                      Chairman and CEO


From the Letter to Stockholders in the 1995 Louisiana-Pacific Annual Report.

                              __                                     |
 ---  PLEASE MARK YOUR       |                                       |      9319
  X   VOTES  AS IN THIS                                              |____
 ---  EXAMPLE.


This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposals 2,3 and 4, and AGAINST proposals 5, 6 and 7.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS,
FOR PROPOSALS 2, 3 AND 4.
--------------------------------------------------------------------------------

                  FOR  WITHHELD                     FOR  AGAINST  ABSTAIN
1. Election of    ---    ---     2. Approval of     ---    ---      ---
   Directors      ---    ---        performance     ---    ---      ---
   (see reverse)                    goals.

FOR all nominees except as
marked to the contrary below:    3. Approval of 1996 ---    ---     ---
                                    Employee Stock   ---    ---     ---
_____________________________       Purchase Plan.
--------------------------------------------------------------------------------

                FOR  AGAINST  ABSTAIN
4. Approval of  ---    ---      ---
   accountants. ---    ---      ---

-------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
AGAINST PROPOSALS 5, 6 AND 7.
-----------------------------------------------------

                                FOR  AGAINST  ABSTAIN
5. Stockholder proposal, NOT    ---    ---      ---
   recommended by management,   ---    ---      ---
   relating to classification
   of the board of directors.

6. Stockholder proposal, NOT    ---    ---      ---
   recommended by management    ---    ---      ---
   relating to director
   liability.

7. Stockholder proposal, NOT    ---    ---      ---
   recommended by management    ---    ---      ---
   relating to compensation
   and workplace policies.
-----------------------------------------------------

If any other matters properly come before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.


SIGNATURE(S)_____________________________________________ DATE_______________
NOTE: Please sign exactly as your name appears hereon. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

----------------------------------------
 I/We plan to attend the Annual Meeting   ---
 (Admission Ticket attached)             ---
----------------------------------------


--------------------------------------------------------------------------------
           DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET



Louisiana-Pacific LOGO


                                                  Annual Meeting of Stockholders
                                                                ADMISSION TICKET


The Annual Meeting of Stockholders of Louisiana-Pacific Corporation will be held at 9:30 a.m. on May 6, 1996, at The Benson Hotel, 309 S.W. Fifth Avenue, Portland, Oregon 97204. Public transportation to the hotel is available from the airport, and there is ample public parking in the vicinity of the hotel.

Your voted proxy card should be detached and returned as soon as possible in the enclosed postpaid envelope. If you plan to attend the Annual Meeting, please mark the attendance box on the proxy card, and retain this Admission Ticket. The use of admission tickets expedites registration of shareholders at the Annual Meeting and is helpful to us in making arrangements for the meeting.

On May 6, 1996, please present this Admission Ticket to the Louisiana-Pacific representative at the entrance to the Annual Meeting.

                                                   -- Anton C. Kirchhof
                                                      General Counsel and
                                                      Secretary